Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-268782) of Grindr Inc.,
(2)Registration Statement (Form S-3 No. 333-276210) of Grindr Inc.,
(3)Registration Statement (Form S-8 No. 333-283096) pertaining to the Grindr Inc. Amended and Restated 2022 Equity Incentive Plan, and
(4)Registration Statement (Form S-8 No. 333-269745) pertaining to the Grindr Inc. 2022 Equity Incentive Plan and the Grindr Group LLC Amended and Restated 2020 Equity Incentive Plan;
of our reports dated March 2, 2026, with respect to the consolidated financial statements of Grindr Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Grindr Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Grindr Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP
Los Angeles, California
March 2, 2026